Exhibit 99.1

Westwood Holdings Group, Inc. Reports Second Quarter 2014 Results

Total Assets Under Management Increase to Record $20.1 Billion

Westwood Funds® AUM Reaches Record $3.3 Billion

DALLAS--(BUSINESS WIRE)--July 30, 2014--Westwood Holdings Group, Inc. (NYSE: WHG) today reported second quarter 2014 revenues of $30.9 million, 19% higher than revenues of $25.9 million recorded in the first quarter of 2014 and 32% higher than the second quarter of 2013. Non-GAAP Economic Earnings per share (“Economic EPS”) increased 28% to $1.50 compared to $1.17 in the first quarter of 2014 and were 40% higher than the $1.07 reported in the second quarter of 2013. Diluted earnings per share increased 53% to $1.14 compared to $0.75 in the first quarter of 2014 and were up 75% compared to $0.65 in the second quarter of 2013.

Highlights related to our second quarter 2014 results include:

  Revenues increased 32% to $30.9 million compared to the same period last year.
  Performance fees recorded for our Master Limited Partnership (“MLP”) strategies were $3.4 million compared to $2.5 million for the second quarter of 2013.
  Assets under management (“AUM”) reached a record level of $20.1 billion.
  Westwood International Advisors (“WIA”) net inflows aggregated $168 million for the quarter, bringing WIA’s AUM to $2.9 billion.
  Our Emerging Markets UCITS fund AUM reached $839 million.
  The Westwood Funds® family of mutual funds achieved quarterly net inflows of $145 million, reaching record AUM of $3.3 billion.

Brian Casey, Westwood’s President & CEO, commented, “We are very pleased with our second quarter financial results. We benefited from strength in U.S. and global equity markets, as well as from the excellent performance delivered by our Emerging Markets, Income Opportunity and SMidCap Plus teams. Our Westwood Funds® continued to benefit from strong investor demand with $145 million of net inflows, representing annualized quarterly organic growth of 19%. Westwood’s total AUM reached a significant milestone at quarter end, exceeding $20 billion for the first time in our history.”

Total AUM reached $20.1 billion at June 30, 2014, an increase of 5% compared to March 31, 2014 and 27% higher than June 30, 2013. Mutual fund assets, comprising ten Westwood Funds®, grew 9% to $3.3 billion compared to the prior quarter and climbed 55% compared to the prior year quarter end. Institutional assets rose 5% to $12.7 billion compared to the prior quarter and were up 26% compared to the prior year. Private wealth assets increased 3% to $4.1 billion compared to the prior quarter and increased 13% over the prior year.

Westwood’s Board of Directors declared a quarterly cash dividend of $0.44 per common share, payable on October 1, 2014 to stockholders of record on September 15, 2014. At quarter-end, Westwood had $74 million in cash and investments, stockholders’ equity of $98 million, and no debt.

Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss second quarter 2014 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through August 6, 2014 by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and then entering passcode 65544878.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. Westwood manages a variety of investment strategies including U.S., Global, and Emerging Markets equities as well as income-oriented portfolios. These strategies are made available through separate accounts, commingled funds, the Westwood Funds® family of U.S. mutual funds, and UCITS funds. Westwood has broad-based employee ownership and trades on the New York Stock Exchange under the symbol "WHG." Based in Dallas, Westwood also has offices in Omaha and Toronto.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds®, please visit www.westwoodfunds.com.

Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues among a few customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2013 and its quarterly report on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
REVENUES:
Advisory fees:
Asset based	$22,095	$20,389	$16,486
Performance based	3,443	363	2,535
Trust fees	5,151	5,028	4,574
Other, net	216	169	(120)
Total revenues	30,905	25,949	23,475

EXPENSES:
Employee compensation and benefits	12,502	12,543	11,907
Sales and marketing	375	287	334
Westwood mutual funds	722	652	462
Information technology	1,014	715	678
Professional services	1,189	1,382	1,077
General and administrative	1,384	1,448	1,284
Total expenses	17,186	17,027	15,742
Income before income taxes	13,719	8,922	7,733
Provision for income taxes	4,897	3,163	2,854
Net income	$8,822	$5,759	$4,879
Other comprehensive income (loss):
Foreign currency translation adjustments	332	(354)	(158)
Total comprehensive income	$9,154	$5,405	$4,721

Earnings per share:
Basic	$1.17	$0.77	$0.66
Diluted	$1.14	$0.75	$0.65

Weighted average shares outstanding:
Basic	7,523,347	7,474,415	7,349,868
Diluted	7,739,150	7,724,715	7,495,523

Economic Earnings	$11,576	$9,057	$7,993
Economic EPS	$1.50	$1.17	$1.07

Dividends declared per share	$0.44	$0.44	$0.40

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data and share amounts)
(unaudited)

	Six months ended June 30,
REVENUES:	2014	2013
Advisory fees:
Asset based	$42,484	$32,033
Performance based	3,806	2,535
Trust fees	10,179	8,791
Other, net	385	216
Total revenues	56,854	43,575

EXPENSES:
Employee compensation and benefits	25,045	23,750
Sales and marketing	662	621
Westwood mutual funds	1,374	866
Information technology	1,729	1,334
Professional services	2,571	2,079
General and administrative	2,832	2,473
Total expenses	34,213	31,123
Income before income taxes	22,641	12,452
Provision for income taxes	8,060	4,740
Net income	$14,581	$7,712
Other comprehensive loss:
Foreign currency translation adjustments	(22)	(235)
Total comprehensive income	$14,559	$7,477

Earnings per share:
Basic	$1.94	$1.05
Diluted	$1.89	$1.03

Weighted average shares outstanding:
Basic	7,499,016	7,318,688
Diluted	7,720,425	7,492,392

Economic Earnings	$20,633	$13,660
Economic EPS	$2.67	$1.82

Dividends declared per share	$.88	$.80

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of June 30, 2014 and December 31, 2013
(in thousands, except par value and share amounts)

	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$16,063	$10,864
Accounts receivable	16,685	14,468
Investments, at fair value	57,772	64,554
Deferred income taxes	1,313	3,782
Prepaid income taxes	2,083	-
Other current assets	1,620	2,521
Total current assets	95,536	96,189
Goodwill	11,255	11,255
Deferred income taxes	2,116	2,041
Intangible assets, net	3,610	3,789
Property and equipment, net of accumulated depreciation of $2,445 and $2,155	2,676	2,746
Total assets	$115,193	$116,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,916	$2,082
Dividends payable	4,167	3,935
Compensation and benefits payable	8,925	17,805
Income taxes payable	-	1,031
Total current liabilities	15,008	24,853
Accrued dividends	994	1,266
Deferred rent	1,196	1,268
Total long-term liabilities	2,190	2,534
Total liabilities	17,198	27,387

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 8,989,877 and outstanding 8,288,414 shares at June 30, 2014; issued 8,778,613 and outstanding 8,176,417 shares at December 31, 2013	90	88
Additional paid-in capital	108,846	100,955
Treasury stock, at cost – 701,463 shares at June 30, 2014; 602,196 shares at December 31, 2013	(29,008)	(23,169)
Accumulated other comprehensive loss	(279)	(257)
Retained earnings	18,346	11,016
Total stockholders’ equity	97,995	88,633
Total liabilities and stockholders’ equity	$115,193	$116,020

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$14,581	$7,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	288	187
Amortization of intangible assets	180	180
Unrealized (gains) losses on trading investments	(134)	639
Restricted stock amortization	5,796	5,692
Deferred income taxes	2,389	937
Excess tax benefits from stock based compensation	(1,916)	(684)
Net purchases of investments – trading securities	6,927	7,880
Changes in operating assets and liabilities:
Accounts receivable	(2,236)	(4,003)
Other current assets	919	(864)
Accounts payable and accrued liabilities	(166)	(71)
Compensation and benefits payable	(8,683)	(5,931)
Income taxes payable and prepaid income taxes	(1,189)	(1,991)
Other liabilities	(29)	18
Net cash provided by operating activities	16,727	9,701

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(302)	(313)
Net cash used in investing activities	(302)	(313)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(5,839)	(4,637)
Excess tax benefits from stock based compensation	1,916	684
Cash dividends	(7,291)	(2,988)
Net cash used in financing activities	(11,214)	(6,941)
Effect of currency rate changes on cash	(12)	(131)
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,199	2,316
Cash and cash equivalents, beginning of period	10,864	3,817
Cash and cash equivalents, end of period	$16,063	$6,133

Supplemental cash flow information:
Cash paid during the period for income taxes	$6,978	$5,723

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share data and share amounts)
(unaudited)

	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013

Net Income	$8,822	$ 5,759	$4,879
Add: Restricted stock expense	2,626	3,170	2,986
Add: Intangible amortization	90	90	90
Add: Tax benefit from goodwill amortization	38	38	38
Economic earnings	$11,576	$9,057	$7,993

Diluted weighted average shares	7,739,150	7,724,715	7,495,523
Economic EPS	$1.50	$1.17	$1.07

		Six Months Ended
		June 30, 2014	June 30, 2013

Net Income		$14,581	$ 7,712
Add: Restricted stock expense		5,796	5,692
Add: Intangible amortization		180	180
Add: Tax benefit from goodwill amortization		76	76
Economic earnings		$20,633	$ 13,660

Diluted weighted average shares		7,720,425	7,492,392
Economic EPS		$2.67	$ 1.82

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic Earnings per share (or “Economic EPS”). We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources, and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for both management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
William R. Hardcastle, Jr., 214-756-6900
Chief Financial Officer